Exhibit 99.1

NEWS RELEASE

Investors:	John S. Penshorn	Brett Manderfeld
	Senior Vice President	Vice President
	952-936-7214	952-936-7216

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES RESULTS OF ANNUAL SHAREHOLDER MEETING

MINNEAPOLIS (June 2, 2009) – The Board of Directors of UnitedHealth Group (NYSE: UNH) today announced the voting results of the Company’s 2009 annual meeting of shareholders that took place earlier today.

Election of Directors

By an overwhelming majority, the Company’s shareholders elected for one-year terms to the Board of Directors William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Stephen J. Hemsley, Michele J. Hooper, Douglas W. Leatherdale, Glenn M. Renwick, Kenneth Shine, M.D., and Gail R. Wilensky, Ph.D. UnitedHealth Group directors stand for election annually.

A proposal for an advisory vote on executive compensation (“Say on pay”) failed to pass, receiving 38.5% of the vote.

UnitedHealth Group’s president and chief executive officer, Stephen J. Hemsley, said, “We have leading market positions and a sound financial position, and we can use these to strengthen our company internally and externally. We are dedicated to continue to find ways to increase the value we provide to our customers, to meet the changing needs they have and to participate in the larger effort to improve the health care system for all Americans. Leading companies take advantage of change and challenging markets. There is a huge opportunity for UnitedHealth Group to continue to advance care for the people we serve and to create value for society.”

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

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